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eUniverse, Inc.

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The following press release was issued on January 20, 2004 and the letter contained in the press release was mailed to eUniverse, Inc. stockholders on or about January 20, 2004.

EUNIVERSE ISSUES OPEN LETTER TO SET THE RECORD STRAIGHT

LOS ANGELES, January 20, 2004 – eUniverse, Inc. (OTC:EUNI.PK) today issued the following open letter strongly urging all stockholders to reject Brad Greenspan’s hand-picked director nominees and to vote FOR the Board’s director nominees – Brett Brewer, Daniel Mosher, Lawrence Moreau and Bradley Ward – by signing, dating and returning the WHITE proxy card today.

January 20, 2004

Dear eUniverse Stockholder:

As you know, Brad Greenspan was recently removed as Chairman of the Company’s Board of Directors and asked to resign his position as the Company’s Chief Executive Officer. In response, we believe that Mr. Greenspan is seeking to elect a slate of his hand-picked director nominees – individuals who have no prior experience with the Company’s business, no understanding of the challenges that arose under Mr. Greenspan’s leadership and no understanding of the Company’s efforts to address these challenges. In an attempt to garner your support for his nominees, Mr. Greenspan has written you a number of letters that we believe are fraught with misrepresentations, glaring omissions and baseless accusations of impropriety. Consequently, we feel compelled to set the record straight.

You now have the opportunity to protect the value of your investment in eUniverse and support the actions your Board is taking to create a stronger future for the Company. Your Board unanimously recommends that eUniverse stockholders vote the WHITE proxy card FOR your Board’s four director nominees and discard all blue proxy cards that you may receive from Mr. Greenspan.

WE BELIEVE THAT MR. GREENSPAN HAS MADE BASELESS CLAIMS TO GARNER

YOUR VOTE FOR HIS HAND-PICKED DIRECTOR NOMINEES

In his proxy materials, Mr. Greenspan goes to great lengths to describe the numerous claims he is making in the litigation he filed against eUniverse and the Company’s Board – litigation purportedly brought on your behalf. What Mr. Greenspan fails to tell you is that Mr. Greenspan dropped all of the claims that he discusses in his proxy materials. He also agreed before the Delaware Court that he could only nominate four directors for election at the Company’s annual meeting. Yet again, Mr. Greenspan’s proxy materials inexplicably purport to nominate five directors for election at the annual meeting.

We have spent considerable sums of money and management resources defending the Company and your Board against Mr. Greenspan’s baseless claims, all of which Mr. Greenspan has now dropped but continues to describe in his proxy materials. We now understand that Mr. Greenspan intends to further amend his complaint before the Delaware Court to add new claims against the Company and your Board, which will result in the expenditure of even more of your money.

It’s become increasingly obvious to us that Mr. Greenspan’s litigation is simply an attempt to delay the annual meeting. If Mr. Greenspan is such a fan of corporate democracy, we believe that he should stop his baseless litigation and let you – the Company’s stockholders – decide the future of eUniverse at the annual meeting.

DON’T BE MISLED BY MR. GREENSPAN’S BASELESS CLAIMS –

IT’S TIME TO SET THE RECORD STRAIGHT

GREENSPAN’S GAFFE: Mr. Greenspan claims that eUniverse has “shifted” control of the Company to the Company’s preferred stockholders. We are utterly perplexed by Mr. Greenspan’s continued misrepresentations regarding the Board’s composition. It appears to us that he is either purposely attempting to mislead eUniverse stockholders or simply fails to understand the Board structure that he himself helped design.

THE FACT IS: The current size of the Board is eight persons. Under the Company’s charter documents, the Company’s Series B stockholder and Series C stockholder each have the right to appoint 2 directors to the Board. However, the Series B stockholder has indicated that it intends to appoint only 1 director. Therefore, 4 of the Board’s 7 directors will be elected by you at the annual meeting. Further, with the approval of the proposals in our proxy statement, only 2 of the Board’s directors will be appointed by the preferred stockholders if VantagePoint purchases a majority of our outstanding Series B shares. Clearly, if this circumstance occurs, the 2 directors appointed by VantagePoint will not constitute a majority on eUniverse’s Board.

GREENSPAN’S GAFFE: Mr. Greenspan asserts that his director nominees are “independent,” apparently in contrast to the Board’s director nominees. However, Mr. Greenspan fails to inform stockholders that, as eUniverse’s Chairman and Chief Executive Officer, he was not only instrumental in recruiting all of the Board’s director nominees, but that he voted for each one of them as well. It was only when these same directors challenged his leadership that Mr. Greenspan attempted to oust them. We believe that when Mr. Greenspan says “independent” directors, what he really means is his hand-picked director nominees.

THE FACT IS: eUniverse’s Board is independent and you can be assured that the Board’s interests are fully aligned with yours.

•	6 of 7 eUniverse directors are independent and all bring significant knowledge of our business and the unique challenges we face.

•	2 of the 3 members on the Board’s Nominating Committee are directors who are elected by you. (Mr. Greenspan’s latest letter is wrong on this point as well.)

•	Each member of your Board, whether designated by the Company’s preferred stockholders or elected by the Company’s stockholders generally, is committed to helping eUniverse achieve success.

•	Like you, the preferred stockholders succeed when our stock price goes up.

GREENSPAN’S GAFFE: Mr. Greenspan asserts that the same Board that removed him as Chairman also offered him a high paying severance package to curry his support for the VantagePoint financing.

THE FACT IS: The severance package that the Company offered Mr. Greenspan upon his termination provided for a performance-based consulting arrangement and was offered to him to facilitate his quick exit from the Company. To be clear, the Board believed that Mr. Greenspan’s continued leadership of the Company was disruptive to the constructive steps it was taking to restore stockholder value and that the severance package offered to Mr. Greenspan was the best way to eliminate this disruption for the benefit of the Company and its stockholders.

In another glaring omission from his proxy materials, Mr. Greenspan fails to mention that he attempted to hold his own $2.5 million financing alternative hostage in order to procure an unprecedented increase in his own compensation – including a long-term contract and a doubling of his salary and stock options.

GREENSPAN’S GAFFE: Mr. Greenspan claims that his alternative financing transaction, which only provided $2.5 million, was a better option than the $8 million VantagePoint financing. However, in July, Mr. Greenspan praised VantagePoint’s involvement with and first investment in eUniverse as a “watershed event” and proudly labeled VantagePoint as “a long-term strategic partner that can provide the necessary support for eUniverse to get to the next level.” Mr. Greenspan even helped negotiate VantagePoint’s second investment in the Company until it became clear that Mr. Greenspan would be removed as the Company’s Chief Executive Officer.

THE FACT IS: After a full and thorough review, your Board determined that the $8 million VantagePoint financing was preferable to Mr. Greenspan’s $2.5 million financing alternative.

•	VantagePoint invested in eUniverse when the Company was experiencing significant problems that arose under Mr. Greenspan’s leadership. eUniverse had been delisted, was under investigation by the SEC, needed to restate its financial results, and was facing the need for additional funding.

•	VantagePoint’s $8 million financing positioned eUniverse for future success. In stark contrast, Mr. Greenspan’s $2.5 million financing alternative would have been only a band-aid for our liquidity needs.

•	VantagePoint is one of the nation’s largest venture capital firms with more than $2.5 billion in committed capital. It has a sound investment track record and affords eUniverse a wealth of operational, financial, and marketing experience. In stark contrast, Mr. Greenspan’s $2.5 million financing alternative did not bring any new management depth to the Company.

Again, we believe that Mr. Greenspan’s actions speak louder than his words. We believe that Mr. Greenspan opposed the $8 million VantagePoint financing because he wanted to protect his job, not your investment in the Company. In fact, Mr. Greenspan’s change of heart regarding the VantagePoint financing occurred only after it became clear that Mr. Greenspan would be replaced as the Company’s Chief Executive Officer.

IT IS A NEW EUNIVERSE

Your Board and management team have been working diligently to address the challenges arising under Mr. Greenspan’s leadership. For instance, we have:

•	Added new independent Board members;

•	Retained a new Chief Financial Officer, a new Controller and a new independent auditor;

•	Concluded the Audit Committee investigation;

•	Become current with our financial filings with the SEC and are working to have the Company relisted on The NASDAQ SmallCap Market;

•	Adopted 14 resolutions recommended by the Board’s Audit Committee to strengthen eUniverse’s corporate governance; and

•	Signed important business development deals with AOL and Sharman Networks, owner of the Kazaa Media Desktop.

In light of Mr. Greenspan’s stewardship of eUniverse and the circumstances that led to his removal, we do not believe that our stockholders should elect directors that Mr. Greenspan has personally nominated. In fact, we believe that doing so could threaten the constructive steps we are taking to get the Company back on track.

THE STAKES ARE HIGH

PROTECT THE VALUE OF YOUR INVESTMENT

VOTE WHITE FOR YOUR BOARD’S DIRECTOR NOMINEES

Your vote is IMPORTANT. Whether or not you plan to attend the annual meeting, please sign, date and return the WHITE proxy card TODAY and discard all blue proxy cards that you may receive from Mr. Greenspan.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED OTHER ASSISTANCE, PLEASE CALL MACKENZIE PARTNERS, INC., THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES FOR OUR ANNUAL MEETING OF STOCKHOLDERS, TOLL-FREE AT 1 (800) 322-2885 OR COLLECT AT 1 (212) 929-5500.

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

/s/ Jeffrey Edell

Chairman of the Board of Directors

About eUniverse

eUniverse, Inc. and its subsidiaries own and operate a compelling collection of predominantly online businesses engaged in interactive entertainment, electronic commerce and publishing, and direct to consumer marketing. The Company’s many popular destination websites attract millions of visitors who view, share and interact with eUniverse content, and who purchase an array of products and services from eUniverse and its advertisers. The Company’s holdings include the following: Flowgo (www.flowgo.com), the Company’s flagship entertainment Web site; comedy site MadBlast (www.madblast.com ); dating site Cupid Junction (www.cupidjunction.com); GameUniverse, which includes online computer gaming sites. Case’s Ladder (www.CasesLadder.com) and Skill Jam (www.SkillJam.com); and one of the largest e-mail newsletter portfolios, delivering content daily to many millions of subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

Further Information

The Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) relating to its annual meeting of stockholders on January 29, 2004. Stockholders of the Company are advised to read the Company’s proxy statement for the annual meeting because it contains important information. The Company’s proxy statement for the annual meeting was mailed to stockholders of the Company. Stockholders and other interested parties may obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. These documents may also be obtained free of charge by contacting MacKenzie Partners, the firm assisting the Company in the solicitation of proxies, toll free at +1-800-322-2885.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business and the actions we intend to take in connection with Mr. Greenspan’s efforts to elect his director nominees. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003, which include risks or uncertainties associated with, among other things: actual demand by customers for our products and services and advertising and marketing inventory; changes in governmental, Web browser or Internet service provider regulations policies and technology affecting commercial electronic communications and advertising; risks related to the integration of acquisitions; the ability to locate and retain qualified personnel; the risk that the Company may encounter difficulties in connection with, or not experience benefits from, internal expansion; the risk that the conditions required to be satisfied for the Company to receive additional debt financing from, or guaranteed by, VantagePoint Venture Partners will not be satisfied; the risk that the Company is not able to find and consummate business development opportunities for which the additional financing could be used; the availability of an exchange, quotation system or other mechanism through which the Company’s securities may be effectively publicly traded; the risk that the Company’s restructuring and cost-cutting initiatives may not result in anticipated savings; the outcome of an informal inquiry by the Securities and Exchange Commission in connection with the Company’s restatement of fiscal year 2003 quarterly financial results; the outcome of litigation that has been filed in connection with the restatements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against the Company or our officers and directors as a result of the restatements; and the risk that cash advances made to Sharman Networks are fully recouped from the sharing of revenues. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

For more information, please contact:

Thomas Flahie of eUniverse, Inc., +1-310-215-1001, ext. 101, tflahie@euniverse.com

Barrett Godsey of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449

Steve Balet or Charles Koons of MacKenzie Partners, Inc., +1-800-322-2885